EXHIBIT 10.2
CLIFFS NATURAL RESOURCES INC.
2017 EXECUTIVE MANAGMENT PERFORMANCE AND INCENTIVE PLAN
1.Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan. The purpose of the Plan is to provide a competitive annual incentive compensation opportunity to selected executives based on achievement against one or more key objectives and thereby align actual pay results with the short-term business performance of the Company. The Plan is also designed to allow Qualified Performance-Based Awards made under the Plan to potentially qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.
2.Certain Definitions. For purposes of the Plan, the following terms have the meanings indicated:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.
(b)“Award” means, subject to Negative Discretion, an opportunity to receive payment under the Plan for a Plan Year based on the achievement of the performance objectives established by the Committee for the Plan Year.
(c)“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Awards granted under the Plan. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.
(d)“Board” means the Board of Directors of the Company, as constituted from time to time.
(e)“Cause” means (unless otherwise provided in an employment agreement or Award Agreement) that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.
(g)“Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code. If and when any member of the Compensation and Organization Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, shall mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify, or such other committee of the Board as may be designated from time to time by the Board to administer this Plan.
(h)“Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization which shall assume the duties and obligations of Cliffs Natural Resource Inc. under this Plan.
(i)“Competitive Activity” means the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to at least 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the ownership of less than 5% of the securities in any such enterprise and/or the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
(j)“Negative Discretion” means the discretion applied by the Committee to eliminate or reduce the amount to be paid under an Award in accordance with Section 5 below, provided that the exercise of such discretion would not cause any Qualified Performance-Based Award to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
(k)“Participant” means each executive of the Company or a Subsidiary who has been selected by the Committee to participate in the Plan and to whom an Award has been made pursuant to this Plan.
(l)“Plan” means this Cliffs Natural Resources Inc. 2017 Executive Management Performance Incentive Plan, as amended from time to time.
(m)“Plan Year” means the Company’s fiscal year or such shorter or longer period determined by the Committee in its discretion.
(n)“Qualified Performance-Based Award” means any Award, or portion of such Award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(o)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
3.Administration. The Plan will be administered by the Committee. Subject to Section 12 below, the Committee will have the authority to: construe and interpret the Plan and any Awards under the Plan; establish, apply, amend, and waive rules and regulations for the administration of the Plan; and make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.
4.Participants. The Committee will, in its sole discretion, designate the individual Participants for participation in the Plan for each Plan Year from among the executives of the Company or its Subsidiaries. With respect to Qualified Performance-Based Awards, this selection will be made no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Qualified Performance-Based Award to a particular Participant for a particular Plan Year to qualify as “qualified performance-based compensation” under Section 162(m) of the Code). The determination as to whether a Participant actually becomes entitled to payment in respect of any Award shall be decided solely by the Committee in accordance with the provisions of this Plan and the applicable Award Agreement. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Plan Year shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Plan Year and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such Plan Year or in any other Plan Year.
5.Awards. The Committee will, in its sole discretion, designate the Plan Year and the method for computing the amount of compensation that will be payable under Awards for that Plan Year. With respect to Qualified Performance-Based Awards, no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Qualified Performance-Based Award to a particular Participant for a Particular Plan Year to qualify as “qualified performance-based compensation” under Section 162 (m) of the Code), the Committee will establish in writing the method, which will be stated in terms of an objective formula or standard, for computing the amount of compensation that will be payable under such Qualified Performance-Based Award for that Plan Year if the performance objectives established by the Committee for the Qualified Performance-Based Award are achieved. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, any vesting, acceleration or waiver of forfeiture restrictions, based in each case on such factors as the Committee, in its sole discretion, shall determine. In determining the actual amount to be paid under a Qualified Performance-Based Award for a Plan Year, the Committee may reduce or eliminate the amount of payment earned under the objective formula or standard for the Plan Year through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Qualified Performance-Based Awards for a Plan Year if the performance objectives for such Qualified Performance-Based Awards have not been achieved, (b) make payment in respect of Qualified Performance-Based Awards in excess of the amount payable based on the level of achievement of the performance objectives for such Qualified Performance-Based Awards, or (c) provide payment in respect of Qualified Performance-Based Awards above the maximum amount payable under Section 7 below.
6.Performance Objectives. The Committee will establish one or more measurable performance objectives for each Award granted pursuant to this Plan. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the

Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The performance objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant Awards subject to performance objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The performance objectives for Qualified Performance-Based Awards must be based on one or more, or any combination, of the following performance criteria (including relative or growth achievement regarding such criteria):
(a)net earnings or net income;
(b)operating earnings or operating income;
(c)pretax earnings;
(d)earnings per share;
(e)share price, including growth measures and total shareholder return;
(f)earnings before interest and/or taxes;
(g)earnings before interest, taxes, depreciation and/or amortization;
(h)adjusted earnings before interest, taxes, depreciation and/or amortization;
(i)sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;
(j)production or sales volume, whether in general, by type of product or service, or by type of customer;
(k)gross or operating margins, or gross or operating margin growth;
(l)return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;
(m)working capital;
(n)residual economic profit, economic profit or economic value added;
(o)cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity, and cash flow return on investment;
(p)productivity ratios;
(q)expense or cost control, including production or sales cost per unit of volume;
(r)market share;
(s)financial ratios as provided in credit agreements of the Company and its Affiliates;
(t)working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);
(u)completion of acquisitions of business or companies;
(v)completion of divestitures and asset sales;
(w)strategic partnering;
(x)geographic expansion goals;
(y)safety performance;
(z)management of employee practices and employee benefits;
(aa)research and development and product development;
(bb)    customer or employee satisfaction; and
(cc)    any combination of any of the foregoing business criteria.
In the case of Qualified Performance-Based Awards, each applicable performance objective used to qualify such Award as “qualified performance-based compensation” under Section 162(m) of the Code will be objectively determinable to the extent required under Section 16 (m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the applicable performance objectives unsuitable, the Committee may in its discretion modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. The performance objectives need not be the same for each Participant or for each Award.
7.Maximum Qualified Performance-Based Award Payout. In no event will any Participant in any calendar year receive Qualified Performance-Based Awards under this Plan that have an aggregate maximum value in excess of $7,500,000. Furthermore, any Award payout that has been deferred (in accordance with Section 409A of the Code) shall not (between the date as of which the Award payout is deferred and the payment date) increase by a measuring factor greater than a reasonable rate of interest or one or more predetermined actual investments.
8.Certification and Payment of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that: (a) the performance objectives and any other terms and conditions applicable to such Award for the applicable Plan Year are achieved; and (b) in the case of Qualified Performance-Based Awards, the objective formula or standard as applied against such performance objectives determines that all or some portion of such Participant’s Qualified Performance-Based Award has been earned for the Plan Year. Following the end of each Plan Year, the Committee will review and certify in writing whether, and to what extent, the performance objectives and any other terms and conditions applicable to each Award were in fact satisfied for the Plan Year, including in the case of Qualified Performance-Based Awards in accordance with Section 162(m) of the Code. No Award will be paid unless and until the Committee so certifies. The Committee shall then determine the final amount of each Participant’s Award payout for the Plan Year and, in so doing, may apply Negative Discretion in accordance with Section 5 above if and when it deems appropriate. Awards will be paid to Participants in cash, subject to applicable withholding, as soon as administratively practicable following certification by the Committee on such date as the Committee may specify, but in no event later than the 15th day of the third month following the end of the Plan Year.
9.Shareholder Approval. Payment of Qualified Performance-Based Awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with Section 162(m) of the Code. Unless and until shareholder approval is obtained, no Qualified Performance-Based Awards will be paid under the Plan.
10.Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 10, payment of Awards with respect to any Plan Year will be contingent on the Participant’s continued employment by the Company or one of its Subsidiaries through the date on which the Awards are paid following certification by the Committee. If a Participant dies, terminates employment due to disability (as defined in Part A of the Pension Plan for Employees of Cleveland-Cliffs Inc and its Associated Employers as of the effective date hereof), retires, or is terminated by the Company or a Subsidiary without Cause after the start of a Plan Year and prior to the date of payment, the Participant (or his or her estate in the case of his or her death) will be entitled to a pro rata Award payout equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company or a Subsidiary through the end of the Plan Year (as determined by the Committee in accordance with Section 8 above) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death, disability, retirement or termination without Cause and the denominator of which is the number of calendar days in the Plan Year, which pro rata Award payout will be paid at the time the Award would have otherwise been paid to the Participant but for the occurrence of such intervening event.
11.No Assignment of Awards; No Employment Agreement. Unless and until an Award payout is certified by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. The Plan shall be unfunded. None of the Company, the Board and the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Participants will not have any claim against the assets of the Company or any Subsidiary and the obligation of the Company or a Subsidiary to pay any amount with respect to any earned Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the designation of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company (or Subsidiary) and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company (or Subsidiary), will remain “employment at-will.”
12.Interpretation. Qualified Performance-Based Awards made under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If any provision of the Plan or an Award Agreement would prevent a Qualified Performance-Based Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention.
13.Amendment of Award Agreement. The Committee may, without shareholder or Participant approval, amend any Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 16 (m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award, to comply with Section 409A of the Code or to company with Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s securities may then be traded.
14.Exemption From, or Compliance With, Section 409A. The Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions. Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment of an Award that is subject to Section 409A of the Code shall be made under this Plan that is contrary to the six-month delay requirement of Section 409 (a)(2)(B) of the Code. Any payments of an Award that is delayed to comply with this six-month delay requirement shall be paid on the later of (a) the date such payment is to be made pursuant to Section 8 above, or (b) the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant’s death).
15.Amendment and Termination of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws and the terms of the Plan. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. The Plan shall continue in full force and effect until terminated hereby.
16.Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Securities Exchange Act of 1934, as amended, and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under an Award, or in respect of any other policy of the Company relating to the recoupment of amounts, including on account of the Participant’s breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation, as it deems necessary or appropriate in its sole discretion.
17.Beneficiary Designation. Each Participant may from time to time designate in writing the person or persons to serve as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a beneficiary must be on file with the Company before the Participant’s death. Any such designation may be revoked and a new designation substituted therefore by the Participant at any time before his or her death without the consent of the previously designated beneficiary.
18.Severability. If any of the provisions of the Plan or any Award Agreement are held to be invalid, illegal or unenforceable, whether in whole or in part, such provisions shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
19.Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
20.Applicable Law. The terms of the Plan and the Award Agreements will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of such State.
21.Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention

General Counsel, and (e) agree that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.
22.Use of Electronic Media and Written Communications. All Plan notices and all Participant or beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise permits. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant’s spouse, or a beneficiary, may use any electronic medium to provide any beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.
23.Effective Date. Subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders held in 2017, the effective date of this Plan is the date of its adoption by the Board at its December 14, 2016 meeting. To the extent that Qualified Performance-Based Awards are made under this Plan prior to its approval by shareholders of the Company, such Qualified Performance-Based Awards shall be contingent upon shareholder approval of this Plan and subject to the provisions of Section 9 above.